Exhibit 4.1

i

ii

EXHIBIT B

DEPOSITOR CERTIFICATE	B-1

EXHIBIT C

FORM OF DEED POLL	C-1

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DEPOSIT AGREEMENT dated as of November 24, 2011 (the “Deposit Agreement”)

BETWEEN:

1.	COACH, INC., a Maryland corporation whose principal place of business is at 516 West 34th Street, New York, NY 10001, United States (the “Company”), and

2.
JPMORGAN CHASE BANK, N.A., a national banking association organized under the laws of the United States of America whose principal place of business is at One Chase Manhattan Plaza, Floor 58, New York, New York 10005, as depositary hereunder (the “Depositary”).

WHEREAS:

(a)	The Company was incorporated in the State of Maryland, the United States, on 1 June 2000.

(b)	As at the date hereof, the Shares (as defined herein) of the Company are listed on the New York Stock Exchange.

(c)	The Company is proposing a secondary listing by way of introduction (the “Listing”) of its HDRs (as defined herein) on the Main Board of the Stock Exchange of Hong Kong (as defined herein).

(d)
The Company hereby appoints the Depositary as depositary for the Deposited Securities (defined below) and hereby authorizes and directs the Depositary to act in accordance with the terms set forth in this Deposit Agreement.  All capitalized terms used herein have the meanings ascribed to them in Section 1 or elsewhere in this Deposit Agreement.

(e)	The Depositary has agreed to act as depositary in connection with the issue of the HDRs on the terms and subject to the conditions set out herein.

THE PARTIES HERETO AGREE as follows:

1.1 Certain Definitions.

(a)	“CCASS” means the Central Clearing and Settlement System established and operated by Hong Kong Securities Clearing Company Limited.

(b)	“CCASS Clearing Participant” means a person admitted to participate in CCASS as a direct clearing or general clearing participant.

(c)	“CCASS Custodian Participant” means a person admitted to participate in CCASS as a custodian participant.

(d)	“CCASS Investor Participant” means a person admitted to participate in CCASS as an investor participant who may be an individual or joint individuals or a corporation.

(e)	“CCASS Participant” means a CCASS Clearing Participant, CCASS Custodian Participant or a CCASS Investor Participant.

(f)	“Charter and By-laws” means the articles of incorporation and by-laws of the Company, as amended and supplemented from time to time.

(g)	“Companies Ordinance” means the Companies Ordinance (Cap 32 of the Laws of Hong Kong).

(h)	“Custodian” means the agent or agents of the Depositary (singly or collectively, as the context requires) and any additional or substitute Custodian appointed pursuant to Section 9.

(i)
The terms “deliver”, “execute”, “issue”, “register”, “surrender”, “transfer” or “cancel”, when used with respect to Book-Entry HDRs, shall refer to an entry or entries or an electronic transfer or transfers made through CCASS, and, when used with respect to HDRs in physical certificated form, shall refer to the physical delivery, execution, issuance, registration, surrender, transfer or cancellation of certificates representing the HDRs.

(j)	“Deed Poll” means the deed poll to be executed by the Company and the Depositary pursuant to Section 18.

(k)	“Delivery Order” is defined in Section 3.

(l)
“Deposited Securities” as of any time means all Shares at such time deposited under this Deposit Agreement and any and all other Shares, securities, property and cash at such time held by the Depositary or the Custodian for the account of the Depositary on behalf of the Holders in respect or in lieu of such deposited Shares and other Shares, securities, property and cash.

(m)	“DTC” means The Depository Trust Corporation and its successors.

(n)	“HDR Register” is defined in paragraph (3) of the form of HDR.

(o)
“HDRs” means the depositary receipts executed and delivered hereunder by the Depositary as agent for the Company evidencing ownership of the HDSs representing the deposited Shares. HDRs may be either in physical certificated form or Book-Entry HDRs.  HDRs in physical certificated form, and the terms and conditions governing the Book-Entry HDRs (as hereinafter defined shall be substantially in the form of Exhibit A annexed hereto (the “form of HDR”).  The term “Book-Entry HDR” means an HDR deposited in CCASS and traded and settled on a book-entry electronic basis. References to HDRs shall include certificated HDRs and Book-Entry HDRs, unless the context otherwise requires.  The form of HDR is hereby incorporated herein and made a part hereof; the provisions of the form of HDR shall be binding upon the parties hereto.

(p)
"HDSs” means the Hong Kong Depositary Shares representing the interests in the Deposited Securities and evidenced by the HDRs issued hereunder.  Subject to paragraph (13) of the form of HDR, each “HDS” evidenced by an HDR represents the right to receive 0.1 Shares and a pro rata share in any other Deposited Securities.

(q)	“HKSCC” means Hong Kong Securities Clearing Company Limited.

(r)	“Holder” means the person or persons in whose name an HDR is registered as legal owner or owners on the HDR Register.

(s)	“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

(t)	“Listing Date” means the date, expected to be on or around December 1, 2011, on which the HDRs are listed and from which dealings therein are permitted to commence on The Stock Exchange of Hong Kong.

(u)	“Listing Rules” means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited, as amended from time to time.

(v)	“Listing Document” means the listing document to be issued by the Company on or around November 25, 2011 in connection with the listing of its HDRs.

(w)
“Registrar” means the HDR registrar appointed by the Depositary pursuant to Section 10 which shall be a member of an association of persons approved under section 12 of the Securities & Futures (Stock Market Listing) Rules.

(x)	“Regulation S” means Regulations S, as promulgated under the Securities Act, as amended from time to time.

(y)
“Regulation S Legend” means a restrictive legend relating to certain transfer restrictions under the Securities Act, which reads substantially as follows or as determined from time to time by the Company and the Depositary:

NEITHER THIS HDR NOR THE HDSs EVIDENCED HEREBY HAVE BEEN OR WILL BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES, AND MAY NOT BE RE-OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OF, A U.S. PERSON (WITHIN THE MEANING OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT), UNLESS THE SECURITIES ARE REGISTERED UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, AND HEDGING TRANSACTIONS INVOLVING THE HDRS OR HDSs MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

EACH HOLDER AND BENEFICIAL OWNER, BY ITS ACCEPTANCE OF THIS HDR OR A BENEFICIAL INTEREST IN THE HDSs EVIDENCED HEREBY, AS THE CASE MAY BE, REPRESENTS THAT IT UNDERSTANDS AND AGREES TO THE FOREGOING RESTRICTIONS.

(z)	“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, in each case as amended from time to time.

(aa)	“SFO” means the Securities and Futures Ordinance (Cap 571 of the Laws of Hong Kong).

(bb)	“Shares” means the shares of common stock, par value USD0.01 per share, of the Company, and shall include the rights to receive Shares specified in paragraph (1) of the form of HDR.

(cc)	“Stock Exchange of Hong Kong” means The Stock Exchange of Hong Kong Limited.

(dd)
“Transfer Office” is defined in paragraph (3) of the form of HDR.  As of the date of this Deposit Agreement, the address of the Transfer Office is: Computershare Hong Kong Investor Services Limited 46/F, Hopewell Centre, 183 Queen’s Road East, Wan Chai, Hong Kong.

(ee)	“Withdrawal Order” is defined in Section 6.

1.2         In this Deposit Agreement, unless otherwise specified:

1.2.1           references to “Recitals”, “Sections”, “Clauses”, “paragraphs”, “Exhibits”and “Schedules” are to recitals, sections, clauses, paragraphs and exhibits of and schedules to this Deposit Agreement;

1.2.2           a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

1.2.3           references to a “company” shall be construed so as to include any company, corporation or other body corporate, whenever and however incorporated or established;

1.2.4           references to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality);

1.2.5           references to writing shall include any modes of reproducing words in a legible and non-transitory form;

1.2.6           references to times of the day, unless otherwise specified, are to Hong Kong time;

1.2.7           headings to Clauses, Sections, Exhibits and Schedules are for convenience only and do not affect the interpretation of this Deposit Agreement;

1.2.8           the Exhibits, Schedules and Recitals form part of this Deposit Agreement and shall have the same force and effect as if expressly set out in the body of this Deposit Agreement, and any reference to this Deposit Agreement shall include the Exhibits, Schedules and Recitals; and

1.2.9           words in the singular shall include the plural (and vice versa) and words importing one gender shall include the other two genders.

2.  HDRs.  (a)  HDRs in certificated form shall be engraved, printed or otherwise reproduced at the discretion of the Depositary in accordance with its customary practices in its Hong Kong depositary receipt business and in compliance with the requirements of all applicable laws and regulations, including the Listing Rules, or at the request of the Company typewritten and photocopied on plain or safety paper, and shall be substantially in the form set forth in the form of HDR, with such changes as may be required by the Depositary or the Company, in each case after consultation with the other, to the extent practicable, to comply with their obligations hereunder, any applicable law, regulation or usage or to indicate any special limitations or restrictions to which any particular HDRs are subject.  Any certificated HDRs, including the definitive certificates held at CCASS, certificates into which such definitive certificates may be subdivided, and any physical, certificates securities issued to Holders, will bear the Regulation S Legend as required by Rule 903(b)(3)(iii)(B)(3) for so long as the Company or the Depositary deems it necessary or appropriate to comply with relevant securities laws. HDRs issued in either certificated or book-entry form may be issued in denominations of any number of HDSs.  HDRs in certificated form shall be executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary.  HDRs in certificated form bearing the facsimile signature of anyone who was at the time of execution a duly authorized officer of the Depositary shall bind the Depositary, notwithstanding that such officer has ceased to hold such office prior to the delivery of such HDRs.

(b)  CCASS.  The Company and the Depositary shall make arrangements for the HDRs to be accepted by HKSCC for deposit, clearance and settlement through CCASS. All HDRs held through CCASS will be registered in the name of the nominee of CCASS, namely, HKSCC Nominees Limited. The Depositary undertakes to comply, on behalf of the Company, with the trading and settlement rules applicable to the Depositary set out in the Listing Rules, subject to the compliance by the Company hereto with the terms hereof and the payment of any and all charges, fees and expenses provided for by this Deposit Agreement.

3.  Deposit of Shares.  In connection with the deposit of Shares hereunder, the Depositary or the Custodian may require the following in form satisfactory to it:  (a) a written order directing the Depositary to issue to, or upon the written order of, the person or persons designated in such order, a Book-Entry HDR or HDRs evidencing the number of HDSs representing such deposited Shares (a “Delivery Order”);  (b) proper endorsements or duly executed instruments of transfer in respect of such deposited Shares; and (c) instruments assigning to the Depositary, the Custodian or a nominee of either any distribution on or in respect of such deposited Shares or indemnity therefor.  The Depositary shall keep, or shall procure that the Custodian keeps, a record of all deposits of Shares.  As soon as practicable after the Custodian receives the Deposited Securities pursuant to any such deposit or pursuant to paragraph (10) or (13) of the form of HDR, the Custodian shall present such Deposited Securities for registration of transfer into the name of the Depositary, the Custodian or a nominee of either, to the extent such registration is practicable, at the cost and expense of the person making such deposit (or for whose benefit such deposit is made) and shall obtain evidence satisfactory to it of such registration.  Deposited Securities shall be held by the Custodian for the account and to the order of the Depositary at such place or places and in such manner as the Depositary shall determine.  Deposited Securities may be delivered by the Custodian to any person only under the circumstances expressly contemplated in this Deposit Agreement. To the extent that the provisions of or governing the Shares make delivery of certificates therefor impracticable, Shares may be deposited hereunder by such delivery thereof as the Depositary or the Custodian may reasonably accept, including, without limitation, by causing them to be credited to an account maintained by the Custodian for such purpose at DTC or otherwise, with the Company or an accredited intermediary, such as a bank, acting as a registrar for the Shares, together with delivery of the documents, payments and Delivery Order referred to herein to the Custodian or the Depositary.  The Depositary hereby declares and confirms that it will hold the rights relating to the Deposited Securities and all money and benefits that it may receive in respect of the Deposited Securities for the benefit of the Holders as bare trustee. For the avoidance of doubt, in acting hereunder, the Depositary shall have only those duties, obligations and responsibilities expressly specified in this Deposit Agreement and other than holding the Deposited Securities as bare trustee as set out herein, it does not assume any relations of trust for or with the Holder or any other person.

4.  Issue and Transfer of HDRs.  After any such deposit of Shares, the Custodian shall notify the Depositary of such deposit and of the information contained in any related Delivery Order by letter, first class airmail postage prepaid, or, at the request, risk and expense of the person making the deposit, by cable, telex or facsimile transmission. If, at any time, the Depositary deems it necessary or appropriate to comply with relevant securities laws, the Depositary shall be entitled to obtain an executed depositor certificate substantially in the form of Exhibit B hereto (or in such other form as the Depositary and the Company shall approve) in connection with each such deposit from or on behalf of each person depositing Shares hereunder and each person named in the Delivery Order to whom an HDR or HDRs is/are to be registered. After receiving such notice from the Custodian and any required depositor certificate, the Depositary, subject to this Deposit Agreement, shall properly issue as agent of the Company at the Transfer Office, to or upon the order of any person named in such notice, an HDR or HDRs registered as requested and evidencing the aggregate HDSs to which such person is entitled.

Each of the Depositary and the Company covenants that HDSs (evidenced by HDRs in physical certificated form), for so long as the physical certificated form contains the Regulation S Legend thereon, may not be transferred by, or on behalf of, the Depositary without a favorable opinion of counsel or other assurance in the Depositary’s discretion (which may include, among other things, representations from a transferor and/or transferee) that the transfer complies with the Securities Act.

5.  Distributions on Deposited Securities.  To the extent that the Depositary, after consultation with the Company, to the extent practicable, determines in its reasonable discretion that any distribution pursuant to paragraph (10) of the form of HDR is not practicable with respect to any Holder, the Depositary may make such distribution as it so deems practicable, including the distribution of foreign currency, securities or property (or appropriate documents evidencing the right to receive foreign currency, securities or property) or the retention thereof as Deposited Securities with respect to such Holder’s HDRs (without liability for interest thereon or the investment thereof).

6.  Withdrawal of Deposited Securities.  A Holder may from time to time surrender the HDRs for cancellation and request for the Deposited Securities represented by the HDSs to be transferred to the name of the Holder, in each case in accordance with the terms of this Deposit Agreement; provided that a Holder may only request for withdrawal of Shares represented by ten (10) HDRs or multiples thereof. In connection with any surrender of an HDR for withdrawal of the Deposited Securities represented by the HDSs evidenced thereby, the Depositary may require   proper endorsement in blank of such HDR (or duly executed instruments of transfer thereof in blank) and the Holder’s written order directing the Depositary to cause the Deposited Securities represented by the HDSs evidenced by such HDR to be withdrawn and delivered to, or upon the written order of, any person designated in such order (a “Withdrawal Order”). Directions from the Depositary to the Custodian to deliver Deposited Securities shall be given by letter, first class airmail postage prepaid, or, at the request, risk and expense of the Holder, by cable, telex or facsimile transmission.  Delivery of Deposited Securities may be made by the delivery of certificates (which, if required by law shall be properly endorsed or accompanied by properly executed instruments of transfer or, if such certificates may be registered, registered in the name of such Holder or as ordered by such Holder in any Withdrawal Order) or by such other means as the Depositary may deem practicable, including, without limitation, by transfer of record ownership thereof to an account designated in the Withdrawal Order maintained either by the Company or an accredited intermediary, such as a bank, acting as a registrar for the Deposited Securities at DTC or otherwise as designated by the Holder in the Withdrawal Order. The Depositary shall keep or shall procure that the Custodian keeps, a record of all withdrawals of Deposited Securities.

7.  Substitution of HDRs.  The Depositary shall execute and deliver a new certificated HDR in exchange and substitution for any mutilated certificated HDR upon cancellation thereof or in lieu of and in substitution for such destroyed, lost or stolen certificated HDR, unless the Depositary has notice that such HDR has been acquired by a bona fide purchaser, upon the Holder thereof filing with the Depositary a request for such execution and delivery, a sufficient indemnity bond and satisfying any other reasonable requirements imposed by the Depositary.  The Depositary will comply with the lost certificate replacement procedures applicable to shares set out in the relevant subsection(s) of Section 71A of the Companies Ordinance to the extent practicable.

8.  Cancellation and Destruction of HDRs.  All HDRs surrendered to the Depositary shall be cancelled by the Depositary.  The Depositary is authorized to destroy HDRs in certificated form so cancelled in accordance with its customary practices.

9. The Custodian.  The Custodian shall be appointed by the Depositary to hold the Deposited Securities for the account of the Depositary on behalf of the Holders, segregated from all other property of the Custodian.  Any Custodian acting hereunder shall be subject to the directions of the Depositary and shall be responsible solely to it. The Depositary reserves the right to add, replace, discharge or remove a Custodian, after consultation with the Company to the extent practicable.  The Depositary will give prompt notice of any such action, which will be advance notice if practicable in accordance with the Listing Rules, with a view to giving sufficient notice to enable to Company to discharge its prior announcement obligation or other obligations in accordance with Rule 19B.18 of the Listing Rules.

Any Custodian may resign from its duties hereunder by serving at least 45 days written notice to the Depositary, unless otherwise agreed by the Depositary, at the address set out in Section 17.    Any Custodian ceasing to act hereunder as Custodian shall deliver, upon the instruction of the Depositary, all Deposited Securities held by it to a Custodian continuing to act.

Notwithstanding the foregoing, if the removal of a Custodian is made by the Depositary for the protection of the Holders (including, but not limited to, where (i) the Custodian has committed a material breach under the custodian agreement and the breach cannot reasonably be remedied or (ii) the Custodian has become insolvent, or there are legal restrictions for the appointment of the Custodian and the Depositary or the Company could reasonably be expected to incur a loss or liability if the Custodian is not removed), the Depositary is entitled to remove the Custodian immediately.

The Company agrees and undertakes that upon receipt of any notice of a change of any Custodian, it shall as soon as practicable, notify the Stock Exchange of Hong Kong and make appropriate disclosure in accordance with the Listing Rules, including publishing an announcement of the change of the Custodian.

10.  Registrar and Transfer Agent, Co-Registrars and Co-Transfer Agents.  The Depositary shall appoint and may remove the (i) registrar, who will satisfy the Registrar requirements under the Listing Rules, to maintain the HDR Register and to register HDSs, HDRs and transfers, combinations and split-ups of HDRs and to countersign HDRs in accordance with the terms of any such appointment and (ii) transfer agent for the purpose of effecting transfers, combinations and split-ups of HDRs at designated transfer offices on behalf of the Depositary.  The Depositary may appoint and remove (i) co-registrars to register HDRs, HDSs and transfers, combinations and split-ups of HDRs and to countersign HDRs in accordance with the terms of any such appointment and (ii) co-transfer agents for the purpose of effecting transfers, combinations and split-ups of HDRs at designated transfer offices on behalf of the Depositary.  Each registrar, transfer agent, co-registrar or co-transfer agent (other than JPMorgan Chase Bank, N.A.) shall give notice in writing to the Company and the Depositary accepting such appointment and agreeing to be bound by the applicable terms of this Deposit Agreement.

11.  Lists of Holders.  The Company shall have the right to inspect transfer records of the Depositary and its agents and the HDR Register, take copies thereof and require the Depositary and its agents to supply copies of such portions of such records as the Company may reasonably request.  The Depositary or its agent shall so furnish to the Company monthly on or before the 5th business day of every month a list of names, addresses and holdings of HDRs by all Holders as of the last business day of the previous month. The Depositary or its agent shall furnish to the Company promptly upon the written request of the Company a list of the names, addresses and holdings of HDSs by all Holders as of a date within five business days of the Depositary’s receipt of such request.

12.  Depositary’s Agents.  The Depositary may perform its obligations under this Deposit Agreement through any agent appointed by it, provided that the Depositary shall notify the Company of such appointment and shall remain responsible for the performance of such obligations as if no agent were appointed, subject to Section 14 of the form of HDR.

13.  Successor Depositary.  The Depositary may at any time resign as Depositary hereunder by written notice of its election to do so delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as hereinafter provided.  The Depositary may at any time be removed by the Company by providing no less than 90 days prior written notice of such removal to the Depositary, such removal to take effect the later of (i) the 90th day after such notice of removal is first provided and (ii) the appointment of a successor depositary and its acceptance of such appointment as hereinafter provided. Notwithstanding the foregoing, if upon the resignation or removal of the Depositary a successor depositary is not appointed within the applicable 45-day period (in the case of resignation) or 90-day period (in the case of removal) as specified in paragraph (17) of the form of HDR, then the Depositary may elect to terminate this Deposit Agreement and the HDR and the provisions of said paragraph (17) shall thereafter govern the Depositary’s obligations hereunder.  In case at any time the Depositary acting hereunder shall resign or be removed, the Company shall use its best efforts to appoint a successor depositary, which shall be a bank or trust company having an office in Hong Kong.  Every successor depositary shall execute and deliver to its predecessor and to the Company an instrument in writing accepting its appointment hereunder, and thereupon such successor depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor.  The predecessor depositary, only upon payment of all sums due to it and on the written request of the Company, shall (i) execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder (other than its rights to indemnification and fees owing, each of which shall survive any such removal and/or resignation), (ii) duly assign, transfer and deliver all right, title and interest to the Deposited Securities to such successor, and (iii) deliver to such successor a list of the Holders of all outstanding HDRs.  Any such successor depositary shall promptly mail notice of its appointment to such Holders.   Any bank or trust company into or with which the Depositary may be merged or consolidated, or to which the Depositary shall transfer substantially all its Hong Kong depositary receipt business, shall be the successor of the Depositary without the execution or filing of any document or any further act.  Any successor depositary, including in connection with any merger or consolidation of the Depositary, shall be acceptable to the Stock Exchange of Hong Kong in accordance with the Listing Rules.  The Company agrees and undertakes that upon receipt of any notice of resignation from the Depositary or its service of notice on the Depositary of the termination of its appointment, it shall as soon as practicable, notify the Stock Exchange of Hong Kong and make appropriate disclosure in accordance with the Listing Rules, including publishing an announcement of the prospective resignation, removal and/or replacement of the Depositary.

14.  Reports to Holders and Information Provided to Financial Databases.  The Company covenants to provide notification of the Regulation S status of the HDSs in shareholder communications, such as annual reports, periodic interim reports, dividend notices and notices of the Company’s shareholders’ meetings. Subject to such waivers and exemptions from compliance with the requirements of the Listing Rules as may be granted by the Stock Exchange of Hong Kong to the Company, if the Company is required to send printed copies of any notices, reports, voting forms or other communications to registered Holders and to non-registered Holders under the Listing Rules or any other laws or regulations, it shall make available sufficient printed copies of such notices, reports, voting forms or other communications to the Depositary for distribution to Holders. After receiving such documents or communications from the Company, the Depositary will (a) forward such documents or communications to the registered Holders (and to non-registered Holders but only upon request made by non-registered Holders to HKSCC), at the Company’s expense and (b) make available for inspection at the principal office of the Depositary and the office of the Custodian copies of any such documents or communications received from the Company.  The Company hereby confirms that it has delivered to the Depositary a copy of its Charter and By-laws and all other documents (if any) setting out all provisions of or governing the Shares and any other Deposited Securities issued by the Company and, promptly upon any change thereto, the Company shall deliver to the Depositary a copy (in English or with an English translation) of such provisions as so changed.  The Depositary and its agents may rely upon the Company’s delivery thereof for all purposes of this Deposit Agreement. The Company covenants that any information provided by the Company to publishers of publicly-available databases (e.g., BLOOMBERG) about the terms of any issuance of HDSs will include a statement that the HDSs have not been registered under the Securities Act and are subject to the restrictions of Regulation S.

15.  Additional Shares.  The Company shall not issue additional Shares, rights to subscribe for Shares, securities convertible into or exchangeable for Shares or rights to subscribe for any such securities for deposit, and the Company and any company controlling, controlled by or under common control with the Company shall not and shall not cause or allow any such Shares or rights to be deposited, under this Deposit Agreement except under circumstances complying in all respects with all the relevant laws and regulations, including, without limitation, the Securities Act, the Companies Ordinance, the Listing Rules (for the avoidance of doubt, except for the provisions of the Listing Rules which relevant waivers are granted by the Stock Exchange of Hong Kong) and the SFO, the rules of the New York Stock Exchange  and any other stock exchange or automated quotation system on which the Shares are then listed or quoted, the rules of the DTC, the Charter and By-laws and the share handling regulations of the Company.  The Depositary will use reasonable efforts to comply with written instructions of the Company not to accept for deposit hereunder any Shares identified in such instructions at such times and under such circumstances as may reasonably be specified in such instructions in order to facilitate the Company’s compliance with securities laws in Hong Kong, the United States and elsewhere.

16.  Indemnification.  The Company shall indemnify, defend and save harmless each of the Depositary and its agents against any loss, liability or expense (including reasonable fees and expenses of legal advisers) which may arise out of acts performed or omitted (i) in connection with the provisions of this Deposit Agreement and of the HDRs, as the same may be amended, modified or supplemented from time to time in accordance herewith or (ii) at the direction of the Company in connection with this Deposit Agreement or the HDRs, as the same may be amended, modified or supplemented from time to time in accordance herewith, in each case by either the Depositary or its agents or their respective directors, employees, agents and affiliates, except in connection with clause (i) above for any loss, liability or expense directly arising out of the negligence or willful misconduct of the Depositary.

The indemnities set forth in the preceding paragraph shall also apply to any liability or expense which may arise out of any misstatement or alleged misstatement or omission or alleged omission in the Listing Document or any proxy statement, registration statement, prospectus, placement memorandum or preliminary prospectus or preliminary placement memorandum relating to the offer or sale of HDSs, except to the extent any such liability or expense arises out of (i) information relating to the Depositary or its agents (other than the Company), as applicable, furnished in writing by the Depositary and not changed or altered by the Company expressly for use in any of the foregoing documents or (ii) if such information is provided, the failure to state a material fact necessary to make the information provided not misleading.

Except as provided in the next succeeding paragraph, the Depositary shall indemnify, defend and save harmless the Company against any loss, liability or expense (including reasonable fees and expense of legal advisers) incurred by the Company in respect of this Deposit Agreement to the extent, but only to the extent, such loss, liability or expense is due to the negligence or willful misconduct of the Depositary; provided that the Company shall use all commercially reasonable efforts to mitigate any such loss, liability or expense for which indemnity is sought hereunder.

Notwithstanding any other provision of this Deposit Agreement or the form of HDR to the contrary, neither the Company nor the Depositary, nor any of their respective agents, shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

The obligations set forth in this Section 16 shall survive the termination of this Deposit Agreement and the succession or substitution of any indemnified person.

17.  Notices.  Notice to any Holder shall be deemed given when first mailed, first class postage prepaid, to the address of such Holder on the HDR Register or received by such Holder. Notice to the Depositary or the Company shall be deemed given when first received by it at the address or facsimile transmission number set forth in (a) or (b), respectively, or at such other address or facsimile transmission number as either may specify to the other by written notice:

(a)	JPMorgan Chase Bank, N.A.
8 Connaught Road,
Chater House, 20/F, Central
Hong Kong
Tel: (852) 2800 1851
Fax: (852) 2167 7178

with a copy to:
JPMorgan Chase Bank, N.A.
One Chase Manhattan Plaza, Floor 58
New York, New York 10005
Attention:  HDR Administration
Fax: (212) 552-6650

(b)	Coach, Inc.
516 West 34th Street
New York
NY 10001
United States
Attention: Todd Kahn, Executive Vice President, General Counsel and Secretary
Fax: (212) 629-2398

18.  Miscellaneous.  (a) This Deposit Agreement is for the exclusive benefit of the Company, the Depositary, and their respective successors hereunder, and shall not give any legal or equitable right, remedy or claim whatsoever to any other person. The Company and the Depositary will execute a deed poll in substantially the form set out in Exhibit C hereto in favour of and in relation to the rights of the HDR Holders. (b) If any provision of this Deposit Agreement is invalid, illegal or unenforceable in any respect, the remaining provisions shall in no way be affected thereby.  (c) This Deposit Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

19. Governing law. This Deposit Agreement shall be governed and construed in accordance with the laws of Hong Kong.

20.  Consent to Jurisdiction.  The parties agree that the courts of Hong Kong shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Deposit Agreement (respectively, “Proceedings” and “Disputes”) and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of Hong Kong, provided always that the parties agree and acknowledge that if the Company irrevocably submits to any other jurisdiction, the Depositary shall have the right to bring proceedings in any court of competent jurisdiction in that other jurisdiction. Each party irrevocably waives any objection which it might at any time have to the courts of Hong Kong, or such other court as may be chosen by the Depositary, being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of Hong Kong, or such other court as may be chosen by the Depositary, are not a convenient or appropriate forum.

The Depositary hereby appoints Kenneth Tse of JPMorgan Chase Bank, N.A., 20/F Chater House, 8 Connaught Road, Central, Hong Kong as its agent to receive on its behalf service of process in the courts of Hong Kong. The Company hereby appoints Coach Hong Kong Limited, of Suite 3301, 33rd Floor Tower 6, The Gateway, Harbour City, Kowloon, Hong Kong as its agent to receive on its behalf service of process in the courts of Hong Kong. If such agent ceases to be an agent of the relevant parties, the relevant party shall promptly appoint and notify the other party of the identity of its new agent in Hong Kong.  In the event the Company fails to continue such designation and appointment in full force and effect, the Company hereby waives personal service of process upon it and consents that any such service of process may be made by certified or registered mail, return receipt requested, directed to the Company at its address last specified for notices hereunder, and service so made shall be deemed completed five (5) days after the same shall have been so mailed.

To the extent that the Company or any of its properties, assets or revenues may have or may hereafter be entitled to, or have attributed to it, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding, from the giving of any relief in any respect thereof, from setoff or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution or judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to its obligations, liabilities or other matter under or arising out of or in connection with the Shares or Deposited Securities, the HDSs, the HDRs or this Deposit Agreement, the Company, to the fullest extent permitted by law, hereby irrevocably and unconditionally waives, and agrees not to plead or claim, any such immunity and consents to such relief and enforcement.

21.  Commencement and Termination. (a) Subject always to (b) and (c) in this Section 21, this Deposit Agreement shall come into effect on the date first above written.

(b) The Company shall forthwith notify the Depositary in writing ("Termination Notice") in the event that the Company decides not to proceed with the Listing. If any HDRs are issued for the purpose of or to facilitate the Listing and/or pursuant to this Deposit Agreement, and the Listing does not proceed for whatever reason, this Deposit Agreement shall terminate forthwith, provided that such termination of this Deposit Agreement shall be without prejudice to any accrued rights and liabilities of the parties, and Sections 16, 17, 18, 19, 20 and 21 shall survive such termination and continue in full force and effect.

(c) Notwithstanding any other provision of this Deposit Agreement, if either (i) the Listing does not complete within 60 days from the date of this Deposit Agreement or (ii) the United States Securities and Exchange Commission does not issue a no-action letter in relation to certain matters under the Securities Act pertaining to the HDSs and the carrying out of the transactions contemplated in this Deposit Agreement in the form and substance satisfactory to the Company and the Depositary on or before the Listing Date, then this Deposit Agreement shall forthwith terminate, provided that such termination of this Deposit Agreement shall be without prejudice to any accrued rights and liabilities of the parties, and Sections 16, 17, 18, 19, 20 and 21 shall survive such termination and continue in full force and effect.

IN WITNESS WHEREOF this Deposit Agreement has been executed on behalf of the parties hereto the day and year first before written.

The Company

SIGNED by Daniel J. Ross	)	/s/ Daniel J. Ross
on behalf of COACH, INC.	)
in the presence of: Caroline E. de Rooy	)	/s/ Caroline E. de Rooy

The Depositary

SIGNED by Gregory A. Levendis	)	/s/ Gregory A. Levendis
on behalf of	)
JPMORGAN CHASE BANK, N.A.	)
in the presence of: Marcos Rivero	)	/s/ Marcos Rivero

EXHIBIT A
ANNEXED TO AND INCORPORATED IN
DEPOSIT AGREEMENT

[FORM OF FACE OF HDR]

No. of HDSs:
Number

Each HDS represents
0.1 Share

CUSIP:

HONG KONG DEPOSITARY RECEIPT
evidencing
HONG KONG DEPOSITARY SHARES
representing
COMMON STOCK
of
COACH, INC.

(Incorporated under the laws of the State of Maryland, the United States, with limited liability)

NEITHER THIS HDR NOR THE HDSs EVIDENCED HEREBY HAVE BEEN OR WILL BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES, AND MAY NOT BE RE-OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OF, A U.S. PERSON (WITHIN THE MEANING OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT), UNLESS THE SECURITIES ARE REGISTERED UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, AND HEDGING TRANSACTIONS INVOLVING THE HDRS OR HDSs MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

EACH HOLDER AND BENEFICIAL OWNER, BY ITS ACCEPTANCE OF THIS HDR OR A BENEFICIAL INTEREST IN THE HDSs EVIDENCED HEREBY, AS THE CASE MAY BE, REPRESENTS THAT IT UNDERSTANDS AND AGREES TO THE FOREGOING RESTRICTIONS.1

1 To be included for so long as the Company and Depositary deem it necessary or appropriate to comply with relevant securities laws

JPMORGAN CHASE BANK, N.A., a national banking association organized under the laws of the United States of America, as depositary hereunder (the “Depositary”), hereby certifies that                is the registered owner (a “Holder”) of          Hong Kong Depositary Shares (“HDSs”), each (subject to paragraph (13)) representing 0.1 shares of common stock, par value USD0.01 per share, of the Company (including the rights to receive Shares described in paragraph (1), “Shares”, and all such Shares from time to time deposited under the Deposit Agreement dated as of November 24, 2011 as amended from time to time (the "Deposit Agreement"), together with any and all other Shares, securities, property and cash from time to time held by the Depositary or the Custodian for the account of the Depositary on behalf of the Holders in respect of or in lieu of such deposited Shares and other Shares, securities, property and cash, the “Deposited Securities”), of Coach, Inc., a corporation organized under the laws of the State of Maryland, the United States (the “Company”), deposited under the Deposit Agreement between the Company and the Depositary.  This Hong Kong Depositary Receipt (“HDR”) (which includes the provisions set forth on the reverse hereof) shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region of the People’s Republic of China.

(1)  Issuance and Pre-Release of HDSs. This HDR is one of the HDRs issued under the Deposit Agreement. Subject to paragraph (4) and except in the case of a Pre-Release as provided below in this paragraph (1), the Depositary may issue HDRs for delivery at the Transfer Office (as defined in paragraph (3)) only against deposit with the Custodian of (a) Shares in the form satisfactory to the Custodian; or (b) rights to receive Shares from the Company or any registrar, transfer agent, clearing agent or other entity recording Share ownership or transaction. Subject to the further terms and provisions of this paragraph (1), the Depositary, its affiliates and their agents, on their own behalf, may own and deal in any class of securities of the Company and its affiliates and in HDSs. In its capacity as Depositary, the Depositary shall not lend Shares or HDSs; provided, however, that the Depositary may (i) issue HDSs prior to the receipt of Shares and (ii) deliver Shares prior to the receipt of HDSs for withdrawal of Deposited Securities, including HDSs which were issued under (i) above but for which Shares may not have been received (each such transaction a “Pre-Release”). The Depositary may receive HDSs in lieu of Shares under (i) above (which HDSs will promptly be canceled by the Depositary upon receipt by the Depositary) and receive Shares in lieu of HDSs under (ii) above. Each such Pre-Release will be subject to a written agreement whereby the person or entity (the “Applicant”) to whom HDSs or Shares are to be delivered (a) represents that at the time of the Pre-Release the Applicant or its customer owns the Shares or HDSs that are to be delivered by the Applicant under such Pre-Release, (b) agrees to indicate the Depositary as owner of such Shares or HDSs in its records and to hold such Shares or HDSs in trust for the Depositary until such Shares or HDSs are delivered to the Depositary or the Custodian, (c) unconditionally guarantees to deliver to the Depositary or the Custodian, as applicable, such Shares or HDSs, and (d) agrees to any additional restrictions or requirements that the Depositary deems appropriate. Each such Pre-Release will be at all times fully collateralized with cash, U.S. government securities or such other collateral as the Depositary deems appropriate, terminable by the Depositary on not more than five (5) business days’ notice and subject to such further indemnities and credit regulations as the Depositary deems appropriate. The Depositary will normally limit the number of HDSs and Shares involved in such Pre-Release at any one time to thirty percent (30%) of the HDSs outstanding (without giving effect to HDSs outstanding under (i) above), provided, however, that the Depositary reserves the right to change or disregard such limit from time to time as it deems appropriate.  The Depositary may also set limits with respect to the number of HDSs and Shares involved in Pre-Release with any one person on a case-by-case basis as it deems appropriate. The Depositary may retain for its own account any compensation received by it in conjunction with the foregoing. Collateral provided pursuant to (b) above, but not the earnings thereon, shall be held for the benefit of the Holders (other than the Applicant).

Every person depositing Shares under the Deposit Agreement represents and warrants that such Shares are validly issued and outstanding, fully paid, nonassessable, and free from all liens and pre-emptive rights, and that the person making such deposit is duly authorized so to do and that such Shares (A) are not “restricted securities” as such term is defined in Rule 144 under the Securities Act (“Restricted Securities”) unless at the time of deposit the requirements of paragraphs (c), (e), (f) and (h) of Rule 144 under the Securities Act shall not apply and the requirements of paragraph (d) of Rule 144 under the Securities Act shall have been satisfied and such Shares may be freely transferred and may otherwise be offered and sold freely in the United States or (B) have been registered under the Securities Act. To the extent the person depositing Shares is an affiliate of the Company as such term is defined in Rule 144 under the Securities Act, the person also represents and warrants that upon the issuance and sale of the HDSs, all of the provisions of Rule 144 under the Securities Act which enable the Shares to be freely sold (in the form of HDSs) will be fully complied with and, as a result thereof, all of the HDSs issued in respect of such Shares will not be on the sale thereof, Restricted Securities. Such representations and warranties shall survive the deposit of Shares and issuance of HDRs or adjustment of the Depositary’s records in respect of the HDRs.  The Depositary may refuse to accept Shares for deposit if such action is deemed necessary or desirable by the Depositary, in good faith, at any time or from time to time because of any requirement or law or rule of any government or governmental authority, body or commission or stock exchange or under any provision of this Deposit Agreement or for any other reason.

(2)  Withdrawal of Deposited Securities.  A Holder may from time to time surrender the HDRs for cancellation and request for the Deposited Securities represented by the HDSs to be transferred to the name of the Holder, in each case in accordance with the terms of the Deposit Agreement; provided that a Holder may only request for withdrawal of Shares represented by ten (10) HDRs or multiples thereof.  Subject to paragraphs (4) and (5), upon surrender of (i) a certificated HDR in form satisfactory to the Depositary at the Transfer Office, and (ii) proper instructions and documentation in the case of a Book-Entry HDR, the Holder hereof is entitled to delivery at, or to the extent in dematerialized form from, the Custodian’s office of the Deposited Securities at the time represented by the HDSs evidenced by this HDR, provided that the Depositary may deliver Shares prior to the receipt of HDSs for withdrawal of Deposited Securities, including HDSs which were issued under (1) above but for which Shares may not have been received (until such HDSs are actually deposited, “Pre-released Shares”) only if all the conditions in (1) above related to such Pre-Release are satisfied.  At the request, risk and expense of the Holder hereof, the Depositary may deliver such Deposited Securities at such other place as may have been requested by the Holder.

(3)  Transfers of HDRs.  The Depositary or its agent will keep, at a designated transfer office in Hong Kong (the “Transfer Office”), (a) a register (the “HDR Register”) for the registration of HDRs and their Holders and the registration of issue, transfer, combination, split-up and cancellation of HDRs, which at all reasonable times will be open for inspection by Holders and the Company for the purpose of communicating with Holders in the interest of the business of the Company or a matter relating to the Deposit Agreement and (b) facilities for the delivery and receipt of HDRs.  Subject to the restrictions on transfer appearing hereon, title to this HDR (and to the Deposited Securities represented by the HDSs evidenced hereby), when properly endorsed (in the case of HDRs in certificated form) or upon delivery to the Depositary of proper instruments of transfer, is transferable by delivery with the same effect as in the case of negotiable instruments under the laws of Hong Kong; provided that the Depositary and the Company, notwithstanding any notice to the contrary, may treat the person in whose name this HDR is registered on the HDR Register as the absolute owner hereof for all purposes and neither the Depositary nor the Company will have any obligation or be subject to any liability under the Deposit Agreement to any person holding or in possession of or claiming or alleging ownership or any right to an HDR, unless such person is the Holder thereof.  Subject to paragraphs (4) and (5) and the restrictions on transfer appearing hereon, this HDR is transferable on the HDR Register and may be split into other HDRs or combined with other HDRs into one HDR, evidencing the aggregate number of HDSs surrendered for split-up or combination, by the Holder hereof or by duly authorized attorney upon surrender of this HDR at the Transfer Office properly endorsed (in the case of HDRs in certificated form) or upon  delivery to the Depositary of proper instruments of transfer and duly stamped as may be required by applicable law; provided that the Depositary may close the HDR Register at any time or from time to time when deemed expedient by it (after making reasonable effort to consult with the Company to the extent practicable in the case of any closure outside the ordinary course of business) or requested by the Company. All transfers of HDRs shall be effected by transfer in the usual or common form or in such other form as the Depositary may accept provided always that it shall be in such a form prescribed by the Stock Exchange of Hong Kong and may be under hand only, or if the transferor or transferee is HKSCC Nominee Limited (or a successor thereto), under hand or by machine imprinted signature or by such other means of execution as the Depositary may approve from time to time. At the request of a Holder, the Depositary shall, for the purpose of substituting a certificated HDR with a Book-Entry HDR, or vice versa, execute and deliver a certificated HDR or a Book-Entry HDR, as the case may be, for any authorized number of HDSs requested, evidencing the same aggregate number of HDSs as those evidenced by the certificated HDR or Book-Entry HDR, as the case may be, substituted.  Nothing in this certificate or the Deposit Agreement affects the right of the Company under the Securities and Futures Ordinance (Cap 571 of the Laws of Hong Kong) to investigate the ownership of the Shares or title to this HDR (and to the Deposited Securities represented by the HDSs evidenced by them).

(4)  Certain Limitations.  Prior to the issue, registration, registration of transfer, split-up or combination of any HDR, the delivery of any distribution in respect thereof, the withdrawal of any Deposited Securities, and from time to time in the case of clause (b)(ii) of this paragraph (4), the Company, the Depositary or the Custodian may require:  (a) payment with respect thereto of (i) any stamp duty, stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of Shares or other Deposited Securities upon any applicable register and (iii) any applicable charges as provided in paragraph (7) of this HDR; (b) the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing Deposited Securities and terms of the Deposit Agreement and this HDR, as it may deem necessary or proper; and (c) compliance with such regulations as the Depositary may establish consistent with the Deposit Agreement and any regulation which the Company may notify the Depositary in writing and which is deemed desirable by the Company to facilitate compliance with any applicable laws, rules or regulations.  The issuance of HDRs, the acceptance of deposits of Shares, the registration, registration of transfer, split-up or combination of HDRs, the withdrawal of Deposited Securities may be suspended, generally or in particular instances, when the HDR Register or any register for Deposited Securities or book-entry of the Shares is closed or when any such action is deemed advisable by the Depositary (after consulting with the Company, to the extent practicable).

(5)  Taxes.  If any tax or other governmental charge (including, without limitation, any U.S. federal income tax) and any penalties, additions to tax  and/or interest with respect thereto (collectively “Taxes”) shall become payable by or on behalf of the Company, the Custodian or the Depositary with respect to this HDR, any Deposited Securities represented by the HDSs evidenced hereby or any distribution on such Deposited Securities, such Taxes shall be paid by the Holder hereof to the Depositary (such payment of such Taxes to be made either directly or by means of deduction of such Taxes by the Depositary or the Custodian as provided in this Section 5) and by holding or having held this HDR (or a beneficial interest in this HDR), the Holder and all prior Holders hereof and the beneficial owners therein, jointly and severally, agree to indemnify, defend and save harmless each of the Company and the Depositary and  their respective agents in respect thereof.  The Depositary may refuse to effect any registration, registration of transfer, split-up or combination hereof or, subject to the last sentence of paragraph (2), any withdrawal of such Deposited Securities until such payment is made.  The Depositary or the Custodian may also deduct from any distributions it receives on or in respect of Deposited Securities, or may sell by public or private sale for the account of the Holder hereof any part or all of such Deposited Securities (after attempting by reasonable means to notify the Holder hereof prior to such sale), and may apply such deduction or the proceeds of any such sale in payment of such Tax, the Holder hereof remaining liable for any deficiency, and shall reduce the number of HDSs evidenced hereby to reflect any such sales of Shares. In connection with any distribution on the Deposited Securities paid to the Depositary or the Custodian, the Company will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Company under applicable law; in connection with any distribution to Holders, the Depositary and the Custodian will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Depositary or the Custodian under applicable law. Without limiting the generality of the foregoing, for so long as there is no mechanism available for the ultimate beneficial owners of the Deposited Securities to provide (directly or indirectly) to the Depositary or the Custodian the certifications required under applicable U.S. Treasury regulations to make a claim, pursuant to an applicable income tax treaty to which the United States is a party, for a reduced rate of withholding of U.S. federal income tax on distributions on the Deposited Securities that constitute U.S. source dividends for U.S. federal income tax purposes, the Depositary shall, or shall cause the Custodian to, withhold U.S. federal income tax at the maximum applicable rate under applicable U.S. federal income tax law (as of the date hereof, 30%) from the gross amount of all such distributions on the Deposited Securities and shall, or shall cause the Custodian to, remit such withheld amounts to, and file such necessary returns or reports with, the appropriate governmental authority or agency relating to such distributions and withheld amounts. At and after such time, if at all, as there is a mechanism available for the ultimate beneficial owners of the Deposited Securities to provide (directly or indirectly) to the Depositary or the Custodian the certifications required under applicable U.S. Treasury regulations to make a claim, pursuant to an applicable income tax treaty to which the United States is a party, for a reduced rate of withholding of U.S. federal income tax on distributions on the Deposited Securities that constitute U.S. source dividends for U.S. federal income tax purposes, the Depositary shall, or shall cause the Custodian to, withhold U.S. federal income tax at applicable rates from the gross amount of all such distributions on the Deposited Securities and shall, or shall cause the Custodian to, remit such withheld amounts to, and file such necessary returns or reports with, the appropriate governmental authority or agency relating to such distributions and withheld amounts. If the Depositary determines that any distribution in property other than cash (including Shares or rights) it receives on Deposited Securities is subject to any Tax that the Depositary or the Custodian is obligated to withhold, the Depositary may dispose of all or a portion of such property in such amounts and in such manner as the Depositary deems necessary and practicable to pay such Taxes, by public or private sale, and the Depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such Taxes to the Holders entitled thereto. The Depositary will, to the extent it has such information, furnish to the Company such information from its records as the Company may reasonably request to enable the Company to file any necessary reports with governmental authorities in the context of this paragraph (5). Each Holder of an HDR or owner of a beneficial  interest therein agrees to indemnify the Depositary, the Company, the Custodian and any of their respective directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to Taxes arising out of any refund of Taxes, reduced rate of withholding of Tax at source or other Tax benefit obtained by such Holder or beneficial owner.

(6)  Disclosure of Interests.  To the extent that the provisions of or any applicable laws and regulations governing any Deposited Securities in force from time to time or the laws, rules or regulations of any jurisdiction in which the Shares of the Company are listed from time to time (in whatever form) may require disclosure of or impose limits on beneficial or other ownership of Deposited Securities, other shares or other securities of the Company and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, Holders (including all beneficial owners of the HDRs) and all persons holding HDRs agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable Company instructions in respect thereof.  For the avoidance of doubt, HKSCC and HKSCC Nominees Limited (or any successor thereto) shall be exempted from any requirement to make any declaration or representations and/or to provide information on the nationality, identity and/or other particulars of the beneficial owners of the HDRs and the Company and the Depositary acknowledge that HKSCC and HKSCC Nominees Limited do not recognize the interest of the CCASS Participants’ clients in respect of HDRs deposited into CCASS.  The Company reserves the right to instruct Holders to deliver their HDSs for cancellation and withdrawal of the Deposited Securities so as to permit the Company to deal directly with the Holder thereof as a holder of Shares and Holders agree to comply with such instructions.   The Depositary agrees to cooperate with the Company in its efforts to inform Holders of the Company’s exercise of its rights under this paragraph and agrees to consult with, and provide reasonable assistance without risk, liability or expense on the part of the Depositary, to the Company on the manner or manners in which it may enforce such rights with respect to any Holder. The Depositary shall forward to the Holders, upon the request of the Company, any written request from the Company to the Holders for beneficial ownership information and shall promptly forward to the Company any responses thereto received by the Depositary.

(7)  Fees and Charges of Depositary. The Depositary may collect from (i) each person to whom HDSs are issued, including, without limitation, issuances against deposits of Shares, issuances in respect of Share Distributions, Rights and Other Distributions (as such terms are defined in paragraph (10)), issuances pursuant to a stock or share dividend, gratuitous allocation of shares or share or stock split declared by the Company, or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the HDSs or the Deposited Securities, and (ii) each person surrendering HDSs for withdrawal of Deposited Securities or whose HDSs are cancelled or reduced for any other reason, HK$0.40 for each HDS issued, delivered, reduced, cancelled or surrendered (as the case may be). For the avoidance of doubt, HKSCC Nominees Limited, as the nominee for CCASS Participants, excluding its participants, shall not be liable to the Depositary for the payment or collection of any fees or charges and, accordingly, any reference in this Section 7 to “Holder” shall, in the case of HKSCC Nominees Limited being a Holder by being the registered owner of HDRs holding as nominee for the benefit of CCASS Participants, mean those CCASS Participants and not HKSCC Nominees Limited.  The Depositary may sell (by public or private sale) sufficient securities and property received in respect of Share Distributions, Rights and Other Distributions prior to such deposit to pay such charge. The following additional charges shall be incurred by the Holders, by any party depositing or withdrawing Shares or by any party surrendering HDSs, to whom HDSs are issued (including, without limitation, issuance pursuant to a stock or share dividend, gratuitous allocation of shares or share or stock split declared by the Company or an exchange of stock regarding the HDSs or the Deposited Securities or a distribution of HDSs pursuant to paragraph (10)), whichever is applicable (i) a fee of HK$0.40 or less per HDS for any Cash distribution made pursuant to the Deposit Agreement, (ii) a fee of HK$2.50 per HDR or HDRs for transfers made pursuant to paragraph (3) hereof, (iii) a fee for the distribution or sale of securities pursuant to paragraph (10) hereof, such fee being in an amount equal to the fee for the execution and delivery of HDSs referred to above which would have been charged as a result of the deposit of such securities (for purposes of this paragraph (7) treating all such securities as if they were Shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the Depositary to Holders entitled thereto, (iv) an aggregate fee of HK$0.40 per HDS per calendar year (or portion thereof) for services performed by the Depositary in administering the HDRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against Holders as of the record date or record dates set by the Depositary during each calendar year and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions), and (v) such fees and expenses as are incurred by the Depositary and/or any of its agents (including without limitation expenses incurred on behalf of Holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the Shares or other Deposited Securities (including, without limitation, Deposited Securities), the delivery of Deposited Securities or otherwise in connection with the Depositary’s or its Custodian’s compliance with applicable law, rule or regulation. The Company will pay all other charges and expenses of the Depositary and any agent of the Depositary (except the Custodian) pursuant to agreements from time to time between the Company and the Depositary, except (i) stamp duty, stock transfer or other taxes and other governmental charges (which are payable by Holders or persons depositing Shares), (ii) cable, telex and facsimile transmission and delivery charges incurred at the request of persons depositing, or Holders delivering Shares, HDRs or Deposited Securities (which are payable by such persons or Holders), (iii) transfer or registration fees for the registration or transfer of Deposited Securities on any applicable register in connection with the deposit or withdrawal of Deposited Securities (which are payable by persons depositing Shares or Holders withdrawing Deposited Securities; there are no such fees in respect of the Shares as of the date of the Deposit Agreement), (iv) expenses of the Depositary in connection with the conversion of foreign currency into Hong Kong dollars (which are paid out of such foreign currency), and (v) any other charge payable by any of the Depositary, any of the Depositary’s agents, including, without limitation, the Custodian, or the agents of the Depositary’s agents in connection with the servicing of the Shares or other Deposited Securities (which charge shall be assessed against Holders as of the record date or dates set by the Depositary and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions). Such charges may at any time and from time to time be changed by agreement between the Company and the Depositary.

(8)  Available Information.  Any written communications from the Company, which are both received by the Custodian or its nominee as a holder of Deposited Securities and made generally available to the holders of Deposited Securities, are available on the Company’s website, currently located at www.coach.com. The Deposit Agreement, the provisions of or governing Deposited Securities and any written communications from the Company, if issued in printed form, are available for inspection by Holders at the Transfer Office.  The Depositary will distribute copies of any such written communications to Holders when furnished by the Company. The Depositary does not assume any liability to any communication made by the Company to Holders.

(9)  Execution.  This HDR shall not be valid for any purpose unless executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary.

Dated:

JPMORGAN CHASE BANK, N.A., as Depositary

By
Authorized Officer

The Depositary’s office is located at One Chase Manhattan Plaza, New York, New York 10005.

[FORM OF REVERSE OF HDR]

(10)  Distributions on Deposited Securities.  Subject to paragraphs (4) and (5), to the extent practicable, the Depositary will (after consulting with the Company to the extent practicable) distribute to each Holder entitled thereto on the record date set by the Depositary therefor at such Holder’s address shown on the HDR Register, in proportion to the number of Deposited Securities (on which the following distributions on Deposited Securities are received by the Custodian) represented by HDSs evidenced by such Holder’s HDRs:  (a) Cash.  Any Hong Kong dollars available to the Depositary resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof authorized in this paragraph (10) (“Cash”), on an averaged or other practicable basis, subject to (i) appropriate adjustments for Taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain Holders, and (iii) deduction of the Depositary’s expenses in (1) converting any foreign currency to Hong Kong dollars at such prevailing exchange rate as may be available at the time of conversion by sale or in such other manner as the Depositary may determine to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or Hong Kong dollars to Hong Kong by such means as the Depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner.  (b) Shares.  (i) Additional HDRs evidencing whole HDSs representing any Shares available to the Depositary resulting from a share or stock dividend, gratuitous allocation of shares, free distribution or share or stock split on Deposited Securities consisting of Shares (a “Share Distribution”) and (ii) Hong Kong dollars available to it resulting from the net proceeds of sales of Shares received in a Share Distribution, which Shares would give rise to fractional HDSs if additional HDRs were issued therefor, as in the case of Cash. (c) Rights.  (i) Warrants or other instruments (including share acquisition rights) in the discretion of the Depositary representing rights to acquire additional HDRs in respect of any rights to subscribe for additional Shares or rights of any nature available to the Depositary as a result of a distribution on Deposited Securities (“Rights”), to the extent that the Company timely furnishes to the Depositary evidence satisfactory to the Depositary that the Depositary may lawfully distribute the same (the Company has no obligation to so furnish such evidence), or (ii) to the extent the Company does not so furnish such evidence and sales of Rights are practicable, any Hong Kong dollars available to the Depositary from the net proceeds of sales of Rights as in the case of Cash, or (iii) to the extent the Company does not so furnish such evidence and such sales cannot practicably be accomplished by reason of the non-transferability of the Rights, limited markets therefor, their short duration or otherwise, nothing (and any Rights may lapse).  (d) Other Distributions.  (i) Securities or property available to the Depositary resulting from any distribution on Deposited Securities other than Cash, Share Distributions and Rights  (“Other Distributions”), by any means that the Depositary may deem equitable and practicable, or (ii) to the extent the Depositary deems distribution of such securities or property not to be equitable and practicable, any Hong Kong dollars available to the Depositary from the net proceeds of sales of Other Distributions as in the case of Cash.  The Depositary reserves the right to utilize a division, branch or affiliate of JPMorgan Chase Bank, N.A. to direct, manage and/or execute any public and/or private sale of securities hereunder.  Such division, branch or affiliate may charge the Depositary a fee in connection with such sales, which fee is considered an expense of the Depositary contemplated above and/or under paragraph (7) hereof.  Neither the Depositary nor any of its agents shall have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act, nor shall it or any of its agents be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained.  Such Hong Kong dollars available will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the Depositary in accordance with its then current practices.

(11)  Record Dates. The Depositary may, after consultation with the Company if practicable, fix a record date (which, to the extent applicable, shall be as near as practicable to any corresponding record date set by the Company) for the determination of the Holders who shall be responsible for the fee assessed by the Depositary for administration of the HDR program and for any expenses provided for in paragraph (7) hereof as well as for the determination of the Holders who shall be entitled to receive any distribution on or in respect of Deposited Securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters and only such Holders shall be so entitled or obligated.

(12)  Voting of Deposited Securities.  As soon as practicable after receipt from the Company of notice of any meeting or solicitation of interests or intention to vote at any meeting or proxies of holders of Shares or other Deposited Securities, which notice must be sent by the Company to allow for adequate time for the Depositary to distribute such notice as described herein, the Depositary shall distribute to Holders a notice stating (a) such information as is contained in such notice and any solicitation materials, (b) that each Holder on the record date set by the Depositary therefor will, subject to any applicable law and regulations and the Charter and By-laws, be entitled to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by the HDSs evidenced by such Holder’s HDRs and (c) the manner in which such instructions may be given. Upon receipt of instructions of a Holder on such record date in the manner and on or before the date established by the Depositary for such purpose, the Depositary shall endeavor insofar as practicable and permitted under the provisions of or governing the Deposited Securities to vote or cause to be voted the Deposited Securities represented by the HDSs evidenced by such Holder’s HDRs in accordance with such instructions.  The Depositary will not itself exercise any voting discretion in respect of any Deposited Securities.  There is no guarantee that the Holders generally or any Holder in particular will receive the notice described above with sufficient time to enable such Holder to return any voting instructions to the Depositary in a timely manner. To the extent permitted by the Company and applicable law and regulations and the Charter and By-laws, Holders may attend any meeting of holders of Shares or other Deposited Securities but may not vote in person at such meeting.

(13)  Changes Affecting Deposited Securities.  Subject to paragraphs (4) and (5), the Depositary may, in its discretion, amend this HDR or distribute additional or amended HDRs (with or without calling this HDR for exchange) or cash, securities or property on the record date set by the Depositary therefor to reflect any change in par value, split-up, consolidation, cancellation or other reclassification of Deposited Securities, any Share Distribution or Other Distribution not distributed to Holders or any cash, securities or property available to the Depositary in respect of Deposited Securities from (and the Depositary is hereby authorized to surrender any Deposited Securities to any person and, irrespective of whether such Deposited Securities are surrendered or otherwise cancelled by operation of law, rule, regulation or otherwise, to sell by public or private sale any property received in connection with) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all the assets of the Company, and to the extent the Depositary does not so amend this HDR or make a distribution to Holders to reflect any of the foregoing, or the net proceeds thereof, whatever cash, securities or property results from any of the foregoing shall constitute Deposited Securities and each HDS evidenced by this HDR shall automatically represent its pro rata interest in the Deposited Securities as then constituted.

(14)  Exoneration.  The Depositary, the Company, their agents and each of them shall: (a) incur no liability (i) if any present or future law, rule, regulation, fiat, order or decree of the United States, Hong Kong or any other country, or of any governmental or regulatory authority or any securities exchange or market or automated quotation system, DTC, the provisions of or governing any Deposited Securities, any present or future provision of the Charter and By-laws, any act of God, war, terrorism or other circumstance beyond its control shall prevent, delay or subject to any civil or criminal penalty any act which the Deposit Agreement or this HDR provides shall be done or performed by it or them (including, without limitation, voting pursuant to paragraph (12) hereof), or (ii) by reason of any exercise or failure to exercise any discretion given it in the Deposit Agreement or this HDR; (b) assume no liability except to perform its obligations to the extent they are specifically set forth in this HDR and the Deposit Agreement without negligence or bad faith; (c) in the case of the Depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or this HDR; (d) in the case of the Company and its agents hereunder be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or this HDR, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be required; or (e) not be liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder, or any other person believed by it to be competent to give such advice or information.

The Depositary shall not be liable for the acts or omissions made by any securities depository, clearing agency or settlement system in connection with or arising out of book-entry settlement of Deposited Securities or otherwise. The Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any Custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A.  The Depositary, its agents and the Company may rely and shall be protected in acting upon any written notice, request, direction or other document believed by them to be genuine and to have been signed or presented by the proper party or parties.  The Depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any such vote is cast or for the effect of any such vote.  The Depositary and its agents may own and deal in any class of securities of the Company and its affiliates and in HDRs. Notwithstanding anything to the contrary set forth in the Deposit Agreement or an HDR, the Depositary, the Company and their agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the Deposit Agreement, any Holder or Holders, any HDR or HDRs or otherwise related hereto to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.   None of the Depositary, the Custodian or the Company shall be liable for the failure by any Holder or owner of a beneficial interest in this HDR to obtain the benefits of credits on the basis of Tax paid against such Holder’s or beneficial owner’s income tax liability. The Depositary and the Company shall not incur any liability for any tax consequences that may be incurred by Holders and owners of a beneficial interest in this HDR on account of their ownership of the HDRs or HDSs.  The Company has agreed to indemnify the Depositary and its agents under certain circumstances and the Depositary has agreed to indemnify the Company under certain circumstances.  Neither the Company, the Depositary nor any of their respective agents shall be liable to Holders or beneficial owners of interests in HDSs for any indirect, special, punitive or consequential damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought. No disclaimer of liability under the Securities Act of 1933 is intended by any provision hereof.

(15)  Resignation and Removal of Depositary; the Custodian. The Depositary may resign as Depositary by written notice of its election to do so delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement.  The Depositary may at any time be removed by the Company by no less than 90 days prior written notice of such removal, to become effective upon the later of (i) the 90th day after delivery of the notice to the Depositary and (ii) the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. The Depositary may appoint substitute or additional Custodians and the term “Custodian” refers to each Custodian or all Custodians as the context requires.  The Company agrees and undertakes that upon receipt of any notice of resignation from the Depositary or its service of notice on the Depositary of the termination of its appointment, it shall as soon as practicable, notify the Stock Exchange of Hong Kong and make appropriate disclosure in accordance with the Listing Rules, including publishing an announcement of the prospective resignation, removal and/or replacement of the Depositary.

(16)  Amendment.  The HDRs and the Deposit Agreement may be amended by the Company and the Depositary only in accordance with this clause.

(i)
Any amendment that imposes or increases any fees or charges payable under a single head of fee/charge mentioned in paragraph 7 above in respect of one HDR (other than any imposition or increase in fees or charges in the nature of stamp duty, stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses, which shall become effective in accordance with paragraph 16(iii) below) (“Relevant Fees or Charges”) by 25% or HK$1.00 (whichever is the lesser increase) or less from the Relevant Fees or Charges in effect at the time of such proposed amendment shall become effective 30 days after notice of such amendment shall have been given to the Holders and every Holder of an HDR at the time any such amendment to the Deposit Agreement so becomes effective shall be deemed, by continuing to hold such HDR, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.

(ii)
In respect of any amendment that increases any Relevant Fees or Charges payable under a single head of fee/charge mentioned in paragraph 7 above in respect of one HDR by more than 25% or HK$1.00 (whichever is the lesser increase) from the Relevant Fees or Charges in effect at the time of such proposed amendment, or any amendment (including any amendment that relate to any matter set out in Rule 19B.16(a) to (t) of the Listing Rules) that, at the direction of the Company in its sole opinion and absolute discretion (which shall be exercised with reasonable care), will prejudice any substantial rights of Holders, the Depositary shall provide Holders with a notice (“Amendment Notice”) of the amendments and such Amendment Notice shall set out the period (which shall not be less than 21 days nor exceed 60 days from the date of the Amendment Notice) during which Holders shall be entitled to vote for or against such amendments, the record date for determining entitlement to vote,  all necessary details regarding the procedures by which Holders may cast their votes, and the method and date on or by which the results of the votes will be notified to the Holders, and any Holder who does not vote (for whatever reason) in accordance with the terms and procedures set out in the Amendment Notice shall be taken to have abstained from voting. A proposal for any such amendment shall be approved by a majority of votes cast in favour, and votes must be cast by at least three Holders or, if there are fewer than three Holders, by all Holders who cast their vote. For the avoidance of doubt, the Company shall have the sole and absolute discretion (which shall be exercised with reasonable care) to determine if any amendment will prejudice the substantial rights of the Holders. Any amendments or supplements which both (i) are reasonably necessary (as agreed by the Company and the Depositary) in order for the HDSs or Shares to be traded solely in electronic book-entry form and also (ii) do not in either such case impose or increase any fees or charges to be borne by Holders, shall be deemed not to prejudice any substantial rights of Holders. The Amendment Notice and other materials related to voting for each proposed amendment under this paragraph 16(ii) will be published on the website of the Stock Exchange of Hong Kong.

(iii)
Subject, for the avoidance of doubt, to paragraph 16(ii) above in respect of amendments mentioned therein, any other amendments may be made by agreement between the Company and the Depositary and shall become effective in accordance with the terms of such agreement.  Further, and without limiting the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the Deposit Agreement or the form of HDR to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement and the HDR at any time in accordance with such changed laws, rules or regulations.  Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to Holders or within any other period of time as required for compliance.

(iv)
In no event shall any amendment impair the right of the Holder of any HDR to surrender such HDR and receive the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law.

(17)  Termination. The Depositary may, and shall at the written direction of the Company, terminate the Deposit Agreement and this HDR by mailing notice of such termination to the Holders at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the Depositary shall have (i) resigned as Depositary hereunder, notice of such termination by the Depositary shall not be provided to Holders unless a successor depositary shall not be operating hereunder within 45 days of the date of such resignation, and (ii) been removed as Depositary hereunder, notice of such termination by the Depositary shall not be provided to Holders unless a successor depositary shall not be operating hereunder on the 90th day after the Company’s notice of removal was first provided to the Depositary.   After the date so fixed for termination, the Depositary and its agents will perform no further acts under the Deposit Agreement and this HDR, except to receive and hold (or sell) distributions on Deposited Securities and deliver Deposited Securities being withdrawn.  As soon as practicable after the expiration of six months from the date so fixed for termination, the Depositary shall sell the Deposited Securities and shall thereafter (as long as it may lawfully do so) hold in a segregated account the net proceeds of such sales, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of the Holders of HDRs not theretofore surrendered.  After making such sale, the Depositary shall be discharged from all obligations in respect of the Deposit Agreement and this HDR, except to account for such net proceeds and other cash.  After the date so fixed for termination, the Company shall be discharged from all obligations under the Deposit Agreement and this HDR except for its obligations to the Depositary and its agents.

(18)  Appointment.   The Company hereby appoints the Depositary as depositary for the Deposited Securities and hereby authorizes and directs the Depositary to act on behalf of the Company in accordance with the terms set forth in the Deposit Agreement.  Each Holder and each person holding an interest in HDSs, upon acceptance of any HDSs (or any interest therein) issued in accordance with the terms and conditions of the Deposit Agreement shall be deemed for all purposes to (a) be bound by the terms of the Deposit Agreement and the applicable HDR(s), and (b) appoint the Depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the Deposit Agreement and the applicable HDR(s), to adopt any and all procedures necessary to comply with applicable law and to take such action as the Depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the Deposit Agreement and the applicable HDR(s), the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

EXHIBIT B

FORM OF DEPOSITOR CERTIFICATE
[Certification of acquirers of HDRs or beneficial interests in HDRs upon deposit of Shares]

[DATE]

JPMorgan Chase Bank, N.A., as Depositary
One Chase Manhattan Plaza, Floor 58
New York, New York 10005

Re:           COACH, INC.

Dear Sirs:

Reference is hereby made to the Deposit Agreement, dated as of November 24, 2011 (the "Deposit Agreement"), between Coach, Inc. (the "Company") and JPMorgan Chase Bank, N.A., as Depositary.

Capitalized terms used but not defined herein shall have the meanings given them in the Deposit Agreement.  References to the Deposit Agreement include the certification and other procedures established by the Depositary pursuant to such agreement.

This certification and agreement is furnished in connection with the deposit of Shares and issuance of HDSs to be evidenced by one or more HDRs pursuant to Section 3 and Section 4, respectively, of the Deposit Agreement.

We acknowledge and agree (or if we are a broker-dealer, our customer has confirmed to us that it acknowledges and agrees) that by depositing the Shares, the HDRs and the HDSs evidenced thereby to be issued upon such deposit have not been registered under the U.S. Securities Act of 1933, as amended (the "Act"), or with any securities regulatory authority of any state or other jurisdiction of the United States and may be re-offered, resold, pledged or otherwise transferred only in accordance with the provisions of Regulation S promulgated under the Securities Act (“Regulation S”), pursuant to registration under the Securities Act, or pursuant to an available exemption from registration under the Securities Act and in compliance with applicable laws of the states, territories and possessions of the United States governing the offer and sale of securities and we further acknowledge that hedging transactions with regard to the HDRs and HDSs evidenced thereby is not permitted unless in compliance with the Securities Act and agree not to engage in hedging transactions with regard to the HDRs and HDSs evidenced thereby unless inc compliance with the Securities Act.

We certify that one of the following is true (please check appropriate box):

☐           We are, or at the time the Shares are deposited and at the time the HDRs are issued will be, the beneficial owner of the Shares and of the HDSs evidenced by such HDR or HDRs, and (i) we are not a U.S. person (as defined in Regulation S) and are not acting for the account or benefit of a U.S. person (as defined in Regulation S) and we are located outside the United States (within the meaning of Regulation S) and acquired, or have agreed to acquire and will have acquired, the HDSs to be issued upon such deposit and evidenced by such HDRs, outside the United States (within the meaning of Regulation S), and (ii) we are not an affiliate (as such term is defined in Regulation C under the Act) of the Company or a person acting on behalf of such an affiliate (as such term is defined in Regulation C under the Securities Act).

OR

☐           We are a broker-dealer acting on behalf of our customer; our customer has confirmed to us that it is, or at the time the Shares are deposited and at the time the HDRs are issued will be, the beneficial owner of the Shares and of the HDSs evidenced by such HDR or HDRs, and (i) it is not a U.S. person (as defined in Regulation S) and is not acting for the account or benefit of a U.S. person (as defined in Regulation S) and it is located outside the United States (within the meaning of Regulation S) and acquired, or has agreed to acquire and will have acquired, HDSs to be issued upon such deposit and evidenced by such HDR or HDRs, outside the United States (within the meaning of Regulation S), and (ii) it is not an affiliate (as such term is defined in Regulation C under the Securities Act) of the Company or a person acting on behalf of such an affiliate (as such term is defined in Regulation C under the Securities Act).

OR

☐           We are, or at the time the Shares are deposited will be, the beneficial owner of the Shares, and are not (i) a distributor (within the meaning of Regulation S), (ii) an affiliate (as such term is defined in Regulation C under the Securities Act) of the Company or an affiliate (as such term is defined in Regulation C under the Securities Act) of a distributor (within the meaning of Regulation S) or (iii) a person acting on behalf of any of the foregoing persons, and we are depositing the Shares in the Company’s HDR program in connection with a sale of the Company’s HDRs in an offshore transaction pursuant to Rule 904 of Regulation S, and we will not be issued any of the Company’s HDRs in connection with such deposit.

OR

☐           We are a broker-dealer acting on behalf of our customer; our customer has confirmed to us that it is, or at the time the Shares are deposited, will be, the beneficial owner of the Shares, and that it is not (i) a distributor (within the meaning of Regulation S), (ii) an affiliate (as such term is defined in Regulation C under the Securities Act) of the Company or an affiliate (as such term is defined in Regulation C under the Securities Act) of a distributor (within the meaning of Regulation S) or (iii) a person acting on behalf of any of the foregoing persons, and it is depositing the Shares in the Company’s HDR Program in connection with a sale of the Company’s HDRs in an offshore transaction pursuant to Rule 904 of Regulation S, and it will not be issued any of the Company’s HDRs in connection with such deposit.

Very truly yours,
[Name of Certifying Entity]

[By:
Name:
Title: ]

EXHIBIT C

FORM OF DEED POLL

DEED POLL

THIS DEED POLL is made on November 24, 2011 in favour of Holders of Depositary Shares issued pursuant to the Deposit Agreement dated as of November 24, 2011, by (i) Coach, Inc., a corporation incorporated in the State of Maryland, the United States (the “Company”) and (ii) JPMorgan Chase Bank, N.A. (the “Depositary”).

WHEREAS:

(A)        The Company has entered into a deposit agreement dated November 24, 2011, with the Depositary relating to Shares of the Company in respect of which Depositary Shares have been issued (such agreement, as amended or supplemented, being hereinafter referred to as the “Deposit Agreement”).

(B)         The Company intends to allow Holders to enforce certain specified obligations of the Company under the Deposit Agreement as if they were originally parties to the Deposit Agreement.

NOW THIS DEED WITNESSETH AS FOLLOWS and is made by way of deed poll:

1.           Capitalised terms used but not otherwise defined herein shall have the meanings given to them in the Deposit Agreement.

2.           The Company agrees that, if the Company fails to perform any obligation imposed upon it by the provisions of the Deposit Agreement, any Holder may enforce the relevant provisions of the Deposit Agreement as if it was a party to the Deposit Agreement and in the capacity of the “Depositary” named therein in respect of the number of Deposited Securities represented by the HDSs to which the HDRs held by the Holder relate.  The Company further undertakes to indemnify the Holder for any loss arising from or incurred in connection with or otherwise relating to the enforcement by such Holder, as the case may be, of any such provisions.

3.           The Company and the Depositary further agree, for the avoidance of doubt, that each Holder shall be able to enforce against the Company and the Depositary the rights to which it is entitled to under the Deposit Agreement and the HDRs pursuant to and in the terms set out in Section 18 of the HDRs.

4.           This Deed Poll shall enure for the benefit of the Holders and their successors or assigns of Depositary Shares and shall be deposited with and held by the Depositary.

5.           This Deed Poll shall be governed by, and shall be construed in accordance with, the laws of Hong Kong.

C-1

6.           The courts of Hong Kong are to have jurisdiction to settle any disputes which may arise out of or in connection with this Deed Poll, and accordingly, any legal action or proceedings arising out of or in connection with this Deed Poll (“Proceedings”) may be brought in such courts.  The Company and the Depositary each irrevocably submits to the jurisdiction of such courts and waives any objection to Proceedings in such courts whether on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum.  These submissions are made for the benefit of the Holders and shall not limit the right of the Holders to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not).

7.           The Company irrevocably appoints Coach Hong Kong Limited, of Suite 3301, 33rd Floor Tower 6, The Gateway, Harbour City, Kowloon, Hong Kong as its agent in Hong Kong to receive service of process in any Proceedings in Hong Kong.  If for any reason the Company does not have such an agent in Hong Kong, it will promptly appoint a substitute process agent and notify the Holders and the Depositary of such appointment.  Nothing herein shall affect the right to serve process in any other manner permitted by law.

8.           This Deed Poll and the obligations of the parties hereto shall be conditional upon the Deposit Agreement becoming unconditional in accordance with its terms within 60 days from the date of the Deposit Agreement. If this condition is not fulfilled, this Deed Poll shall forthwith terminate and neither the Company nor the Depositary shall have any right against or obligation towards the other party or any of the Holders.

C-2

SEALED WITH THE COMMON SEAL of	)
COACH, INC.	)
and SIGNED by	)
)
)
in the presence of	)

SEALED WITH THE COMMON SEAL of	)
JPMorgan Chase Bank, N.A.	)
and SIGNED by	)
)
)
in the presence of	)